Exhibit 99.1

Corporate Headquarters

712 Fifth Ave., 9th Floor

New York, NY 10019

877.826.BLUE

PRESS RELEASE

For Immediate Release

Bluerock Residential Growth REIT Announces Fourth Quarter 2015

AFFO per share of $0.21 exceeding Guidance of $0.12 - $0.13

Pro Forma AFFO per share of $0.35 exceeding Guidance of $0.26 - $0.28

New York, NY (February 24, 2016) – Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) (“the Company”) announced today its financial results for the quarter ended December 31, 2015.

Highlights

•	Adjusted funds from operations attributable to common stockholders (“AFFO”) grew 153% to $4.3 million for the quarter from $1.7 million for the prior year quarter.

•	AFFO per share is $0.21 for the fourth quarter of 2015 as compared to $0.19 for the fourth quarter of 2014, and exceeded guidance of $0.12 - $0.13.

•	Total revenues grew 35% to $13.2 million for the quarter from $9.8 million for the prior year quarter as a result of significant investment activity in the past year.

•	Property Net Operating Income (NOI) grew 47% to $8.3 million for the quarter, from $5.6 million in the prior year quarter.

•	Property NOI margins improved 550 basis points to 62.7% of revenue for the quarter, from 57.2% of revenue in the prior year quarter.

•	Same store NOI increased 14.6% for the quarter, as compared to the prior year quarter.

•	Net loss attributable to common stockholders for the fourth quarter of 2015 was $1.5 million, as compared to a net income of $2.6 million in the prior year period. Net loss attributable to common stockholders included non-cash expenses of $6.7 million in the fourth quarter vs. $2.4 million for the prior year period.

•	Consolidated real estate investments, at cost, increased 86% to $557 million at December 31, 2015 from $300 million at December 31, 2014.

•	The Company invested in four operating properties totaling 840 units for a total purchase price of approximately $124.4 million during the fourth quarter.

•	The Company invested in three properties for the development of 930 units during the fourth quarter.

•	The Company paid the full amount of the fourth quarter’s management fee and operating expense reimbursements, of $1.1 million and $0.1 million, respectively, in LTIP Units in lieu of cash payment. This favorably impacted AFFO per share by $0.06 and pro forma AFFO per share by $0.06.

•	On October 21, 2015, the Company completed an underwritten offering of 2,875,000 shares of 8.250% Series A Cumulative Redeemable Preferred Stock at a public offering price of $25.00 per share, including the full exercise of the underwriter’s overallotment for gross proceeds of $71.9 million.

•	The Company declared a pro rata cash dividend on the 8.250% Series A Cumulative Redeemable Preferred Stock of $0.4010 per share for the period from issuance to December 31, 2015.

•	The Company declared monthly dividends for the first quarter of 2016 equal to a quarterly rate of $0.29 per share on the Company's Class A and B common stock. This equates to a 9.8% annualized yield based on the closing price of $11.85 for the Class A common stock as of December 31, 2015.

Management Commentary

“Our solid financial and operating performance contributed to strong fourth quarter results which exceeded our previously issued guidance,” said Ramin Kamfar, the Company’s Chairman and CEO. “We had a very productive quarter on our pipeline completing the acquisitions of four operating communities totaling 840 units and three development projects containing 930 units. We continue to see attractive opportunities for future investment in our targeted high population and employment growth markets within the Sun Belt states.”

Fourth Quarter 2015 Acquisition Activity

•	On October 29, 2015, the Company acquired a 95% interest in a Class A, 352-unit apartment community located in Frisco, Texas, known as Sorrel. The total purchase price of the property was approximately $55 million.

•	On October 29, 2015, the Company acquired a 95% interest in a Class A, 322-unit apartment community located in Fort Worth, Texas, known as Sovereign. The total purchase price of the property was approximately $44 million.

•	On November 30, 2015, the Company acquired a 100% interest in the second phase of Park & Kingston Apartments, a Class AA, 2015 construction, 15-unit apartment community located in Charlotte, North Carolina. The Company had previously acquired 153 of the community’s 168 units in March of 2015. The total purchase price for the second phase of the property was approximately $3 million.

•	On December 14, 2015, the Company acquired a 100% interest in the second phase of Ashton Reserve apartments, a Class A, 2015 construction, 151-unit apartment community located in Charlotte, North Carolina. The Company had previously acquired 322 of the community’s 473 units in August of 2015. The total purchase price for the second phase of the property was approximately $22 million.

•	On December 30, 2015, the Company made an additional investment to increase its ownership in Lansbrook Village, a 602-unit apartment community in Palm Harbor, Florida from 77% to 90%.

•	On November 20, 2015, the Company made a convertible preferred equity investment in a 301-unit to be built, Class A apartment community known as Domain, located in Garland, Texas, a suburb of the high-growth Dallas-Fort Worth Metro market. This investment of approximately $19 million, of which approximately $4 million was funded as of December 31, 2015, is structured to provide a 15% current return, with an option to convert into majority ownership of the underlying asset upon stabilization.

•	On December 18, 2015, the Company made a convertible preferred equity investment in a 245-unit to be built, Class A apartment community known as Lake Boone Trail, located in Raleigh, North Carolina. This investment of approximately $17 million, of which approximately $10 million was funded as of December 31, 2015, is structured to provide a 15% current return with an option to convert into majority ownership of the underlying property upon stabilization.

•	On December 18, 2015, the Company made an investment in a 384-unit to be built, Class A apartment community located in Ft. Lauderdale, Florida. The Company has funded approximately $5 million of this investment of approximately $47 million as of December 31, 2015.

Pending Investments at December 31, 2015

•	On January 5, 2016, the Company acquired 95% interests in two Southwest Florida apartment communities, the 320-unit Citation Club apartment community in Sarasota, Florida and the 368-unit Summer Wind apartments in Naples, Florida. The total purchase price for the properties was approximately $86 million with the Company investing approximately $30 million. The properties will be rebranded as ARIUM at Palmer Ranch and ARIUM Gulfshore, respectively. The Company’s underwriting assumes a stabilized cap rate of approximately 6.60% versus market cap rates for similar quality product in the 5.0% - 5.5% range.

•	On January 6, 2016, the Company made an investment in a 283-unit to-be-built Class A apartment community located in Charlotte, North Carolina known as West Morehead. This investment of approximately $19 million is structured to provide a 15% current return on investment with an option to convert into majority ownership of the underlying property upon stabilization.

•	The Company is under contract to purchase a Class A, 340-unit apartment community located in Destin, Florida known as the Alexan Henderson Beach Apartments. This transaction is expected to close late in the first quarter of 2016. The Company is investing approximately $17 million and assuming a $38 million loan for a 100% interest in the property.

Fourth Quarter 2015 Financial Results

AFFO for the fourth quarter of 2015 increased by 153% to $4.3 million, or $0.21 per diluted share, as compared to $1.7 million, or $0.19 per share in the prior year period. The increase in AFFO from the prior year period was driven primarily by increases in property NOI of $2.7 million and in income of unconsolidated real estate joint ventures of $1.6 million caused by expanding the size of our portfolio, offset by higher interest expense of $0.8 million.

Net loss attributable to common stockholders for the fourth quarter of 2015 was $1.5 million, as compared to a net income of $2.6 million in the prior year period. The change in net income / loss was primarily driven by positive increases in property NOI of $2.7 million and income of unconsolidated real estate joint ventures of $1.6 million due to the increase in the size of the portfolio, and the gain on sale of real estate assets of $2.7 million, as offset by related increases in general and administrative expenses of $0.6 million, management fees of $0.7 million, acquisition costs of $1.2 million, interest expense of $0.8 million, depreciation and amortization expense of $2.7 million, along with a decrease in equity in gain on sale of real estate of unconsolidated subsidiaries of $4.1 million and an allocation of $1.2 million for the Series A preferred shares.

Same Store Portfolio Performance

Same store NOI for the fourth quarter of 2015 increased by 14.6% from the same period in the prior year. There was a 4.9% increase in same store property revenues as compared to the same prior year period, primarily attributable to a 4.5% increase in average rent per occupied unit, an additional 14 units at our Lansbrook property purchased in 2015, offset by a 50 basis point decrease in average occupancy. Same store expenses were $2.6 million and $2.8 million, respectively.

Portfolio Summary

The following is a summary of our investments, operating properties and convertible preferred equity investments, as of December 31, 2015:

Operating Properties	Location	Year Built/ Renovated(1)	Ownership Interest	Units	Average Rent	% Occupied
ARIUM Grandewood	Orlando, FL	2005	95%	306	$1,184	97%
ARIUM Palms	Orlando, FL	2008	95%	252	1,161	94%
Ashton Reserve	Charlotte, NC	2012/2015	100%	473	968	92%
Enders Place at Baldwin Park	Orlando, FL	2003	90%	220	1,595	97%
Fox Hill	Austin, TX	2010	95%	288	1,145	98%
Lansbrook Village	Palm Harbor, FL	2004	90%	602	1,182	93%
MDA Apartments	Chicago, IL	2006	35%	190	2,251	92%
Park & Kingston	Charlotte, NC	2015	96%	168	1,151	91%
Sorrel	Frisco, TX	2015	95%	352	1,288	77%
Sovereign	Fort Worth, TX	2015	95%	322	1,265	90%
Springhouse at Newport News	Newport News, VA	1985	75%	432	837	93%
Village Green of Ann Arbor	Ann Arbor, MI	2013	49%	520	1,167	91%
Operating Properties Subtotal/Average(5)				4,125	$1,200	93%

Convertible Preferred Equity Investments			Anticipated Ownership Interest After Conversion(2)		Pro Forma Average Rent (2)
Alexan CityCentre (3)	Houston, TX	2017	17%	340	$2,144	-
Alexan Southside Place (3)	Houston, TX	2017/2018	62%	269	2,019	-
Cheshire Bridge (3)	Atlanta, GA	2017	78%	285	1,559	-
Domain Phase 1 (3)	Garland, TX	2017/2018	90%	301	1,425	-
EOS (4)	Orlando, FL	2015	26%	296	1,211	51%
Flagler Village (3)	Fort Lauderdale, FL	2018/2019	*	384	2,481	-
Lake Boone Trail (3)	Raleigh, NC	2018	72%	245	1,402	-
Whetstone (4)	Durham, NC	2015	93%	204	1,325	73%
Convertible Preferred Equity Investments Subtotal/Average				2,324	$1,752

Operating Properties and Convertible Preferred Equity Investments Total/Average(5)				6,449	$1,433

(1) All dates are for the year construction was completed or expects to be completed, except MDA City Apartments, and Village Green of Ann Arbor, for which the date represents the most recent year that a significant renovation program was completed.

(2) The Company has made a convertible preferred equity investment in a multi-tiered joint venture that is convertible into a common membership interest. The preferred investment earns a preferred return of 15%. Average rent represents pro forma average rent expected on stabilization.

(3) Property is currently in development.

(4) Property is currently in lease-up. Actual rent, during leaseup, for EOS, Sorrel, and Whetstone were $1,165, $1,272, and $1,091, respectively, net of upfront leaseup concessions.

(5) Sorrel is in lease-up and is excluded from Average Rent and % Occupied totals.

* The property is currently an equity method investment with common ownership. The Company plans to restructure its ownership to a convertible preferred equity investment earning a preferred return of 15% in 2016.

Q1 2016 Outlook

For the first quarter of 2016, the Company anticipates AFFO in the range of $0.16 to $0.18 per share, and $0.26 to $0.28 per share on a pro forma basis. For assumptions underlying earnings guidance, please see p. 27 of Company’s Q4 2015 Earnings Supplement available under Investor Relations on the Company’s website (www.bluerockresidential.com). Pro forma AFFO is used for illustrative purposes only, is hypothetical and does not represent historical performance or management’s estimates or projections for future performance.

Dividend Details

On January 13, 2016, our board of directors authorized, and we declared, monthly dividends for the first quarter of 2016 equal to a quarterly rate of $0.29 per share on our Class A common stock and $0.29 per share on our Class B common stock, payable to the stockholders of record as of January 25, 2016, February 25, 2016 and March 24, 2016, which will be paid in cash on February 5, 2016, March 5, 2016 and April 5, 2016, respectively. Holders of OP and LTIP Units are entitled to receive "distribution equivalents" at the same time as dividends are paid to holders of our Class A common stock.

The declared dividends equal a monthly dividend on the Class A common stock and the Class B common stock as follows: $0.096666 per share for the dividend paid to stockholders of record as of January 25, 2016, $0.096667 per share for the dividend paid to stockholders of record as of February 25, 2016, and March 24, 2016. A portion of each dividend may constitute a return of capital for tax purposes. There is no assurance that we will continue to declare dividends or at this rate.

Non-GAAP Financial Measures

The foregoing supplemental financial data includes certain non-GAAP financial measures that we believe are helpful in understanding our business, as further described below. Our definition and calculation of these non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable.

Funds from Operations and Adjusted Funds from Operations

Funds from operations attributable to common stockholders (“FFO”) is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. We define FFO, consistent with the National Association of Real Estate Investment Trusts, or (“NAREIT's”) definition, as net income, computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization of real estate assets, plus impairment write-downs of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

In addition to FFO, we use adjusted funds from operations attributable to common stockholders (“AFFO”). AFFO is a computation made by analysts and investors to measure a real estate company's operating performance by removing the effect of items that do not reflect ongoing property operations. To calculate AFFO, we further adjust FFO by adding back certain items that are not added to net income in NAREIT's definition of FFO, such as acquisition expenses, equity based compensation expenses, and any other non-recurring or non-cash expenses, which are costs that do not relate to the operating performance of our properties, and subtracting recurring capital expenditures (and when calculating the quarterly incentive fee payable to our Manager only, we further adjust FFO to include any realized gains or losses on our real estate investments).

Our calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs. Our management utilizes FFO and AFFO as measures of our operating performance after adjustment for certain non-cash items, such as depreciation and amortization expenses, and acquisition expenses and pursuit costs that are required by GAAP to be expensed but may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO, AFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and AFFO may provide us and our stockholders with an additional useful measure to compare our financial performance to certain other REITs. We also use AFFO for purposes of determining the quarterly incentive fee, if any, payable to our Manager.

Neither FFO nor AFFO is equivalent to net income or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and AFFO do not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor AFFO should be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

We have invested in fifteen additional investments subsequent to September 30, 2014 and sold five properties that were owned during the quarter ended December 31, 2014. The results presented in the table below are not directly comparable and should not be considered an indication of our future operating performance (unaudited and dollars in thousands, except share and per share data).

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net (loss) income attributable to common stockholders	$(1,523)	$2,558	$635	$(5,172)

Common stockholders pro-rata share of:
Real estate depreciation and amortization(1)	4,728	1,863	12,369	7,357
Gain on sale of joint venture interests	-	(6,113)	(5,320)	(6,560)
Gain on sale of real estate assets	(2,640)	-	(2,640)	-
FFO Attributable to Common Stockholders	$565	$(1,692)	$5,044	$(4,375)

Common stockholders pro-rata share of:
Amortization of non-cash interest expense	83	91	326	241
Acquisition and disposition costs	2,008	2,962	3,375	6,619
Normally recurring capital expenditures	(147)	(126)	(660)	(378)
Non-cash equity compensation	1,910	435	5,731	1,112
Non-recurring interest income	(121)	-	(121)	-
Non-recurring equity in earnings of unconsolidated joint ventures	-	-	(289)	-
AFFO Attributable to Common Stockholders	$4,298	$1,670	$13,406	$3,219

Weighted average common shares outstanding-diluted	20,447,381	8,682,742	17,417,198	5,381,787

PER SHARE INFORMATION:
FFO Attributable to Common Stockholders - diluted	$0.03	$(0.19)	$0.29	$(0.81)
AFFO Attributable to Common Stockholders - diluted	$0.21	$0.19	$0.77	$0.60
Pro forma AFFO Attributable to Common Stockholders - diluted (2)	$0.35	N/A	N/A	N/A

(1) The real estate depreciation and amortization amount includes our share of consolidated real estate-related depreciation and amortization of intangibles, less amounts attributable to noncontrolling interests, and our similar estimated share of unconsolidated depreciation and amortization, which is included in earnings of our unconsolidated real estate joint venture investments.

(2) Pro forma AFFO attributable to common stockholders for the three months ended December 31, 2015 assumes the following pipeline transactions had occurred on October 1, 2015: (i) investment of approximately $33 million to acquire a 95% interest in Sorrel Phillips Creek Ranch Apartments and The Sovereign Apartments in Texas which closed on October 29, 2015, (ii) investment of approximately $8 million to acquire a Class A asset the Company has under contract in North Carolina; (iii) investment of approximately $10 million in convertible preferred equity in a development asset the Company has under binding LOI in a target North Carolina market; (iv) investment of approximately $17 million in convertible preferred equity in a development asset our Sponsor entity has under binding LOI in a target North Carolina market; (v) investment of approximately $9 million in convertible preferred equity in a development asset our Sponsor entity has under binding LOI in a target Texas market. Proforma guidance also assumes that $69.2 million of net proceeds from the October 2015 Follow On Offering are invested 65% in stabilized properties at a 5.75% cap rate and 35% invested in convertible preferred equity development assets. The pro forma guidance is being presented solely for purposes of illustrating the potential impact of these pipeline transactions, as well as future investments to be made with funds we have available for investment, as if they had occurred at October 1, 2015, based on information currently available to management and assumptions management has made with respect to our future pipeline. The Company is providing no assurances that any of the above pending transactions are probable, or that they will close or that management will identify or acquire investments consistent with our pipeline assumptions, and the failure to do so would significantly impact proforma guidance. The actual timing of these investments, if and when made, will vary materially from the assumed timing reflected in the proforma guidance, and actual quarterly results will differ significantly from the proforma guidance shown above. Investors should not rely on pro forma guidance as a forecast of the actual performance of the Company.

Earnings Before Interest, Income Taxes, Depreciation and Amortization ("EBITDA")

EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. We consider EBITDA to be an appropriate supplemental measure of our performance because it eliminates depreciation, income taxes, interest and non-recurring items, which permits investors to view income from operations unclouded by non-cash items such as depreciation, amortization, the cost of debt or non-recurring items. Below is a reconciliation of net (loss) income applicable to common stockholders to EBITDA (unaudited and dollars in thousands).

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net (loss) income attributable to common stockholders	$(1,523)	$2,558	$635	$(5,172)
Net (loss) income attributable to noncontrolling interest	(28)	86	5,855	(1,386)
Interest expense	3,391	2,613	11,366	8,576
Depreciation and amortization	5,727	3,038	16,226	12,823
Non-cash equity compensation	1,937	435	5,812	1,112
Non-cash interest income	(122)	-	(122)	-
Non-recurring equity in earnings of unconsolidated joint ventures	-	-	-	-
Acquisition costs	2,100	851	3,509	4,378
Loss on early extinguishment of debt	-	-	-	880
Gain on sale of joint venture interest	-	-	-	(1,006)
Gain on sale of unconsolidated real estate joint venture interest	-	(4,067)	(11,304)	(4,067)
Gain on sale of real estate assets	(2,677)	-	(2,677)	-
EBITDA	$8,805	$5,514	$29,422	$16,138

Recurring Capital Expenditures

We define recurring capital expenditures as expenditures that are incurred at every property and exclude development, investment, revenue enhancing and non-recurring capital expenditures.

Non-Recurring Capital Expenditures

We define non-recurring capital expenditures as expenditures for significant projects that upgrade units or common areas and projects that are revenue enhancing.

Same Store Properties

Same store properties are conventional multifamily residential apartments which were owned and operational for the entire periods presented, including each comparative period.

Property Net Operating Income ("Property NOI")

We believe that net operating income, or NOI, is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization and interest. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same store and non-same store basis because NOI measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses. However, NOI should only be used as an alternative measure of our financial performance. The following table reflects same store and non-same store contributions to consolidated NOI together with a reconciliation of NOI to net (loss) income as computed in accordance with GAAP for the periods presented (unaudited and amounts in thousands):

	Three Months Ended (1)		Year Ended (2)
	December 31,		December 31,
	2015	2014	2015	2014
Net operating income
Same store	4,573	3,991	8,072	7,367
Non-same store	3,647	2,122	18,480	11,796
Total net operating income	8,220	6,113	26,552	19,163
Less:
Interest expense	3,448	2,560	11,429	8,620
Total property income	4,772	3,553	15,123	10,543
Less:
Noncontrolling interest pro-rata share of property income	886	1,570	3,609	5,219
Other income related to JV/MM entities	44	26	110	82
Pro-rata share of total properties’ income	3,842	1,957	11,404	5,242
Less pro-rata share of:
Depreciation and amortization	4,728	1,863	12,369	7,357
Amortization of non-cash interest expense	83	91	326	241
Line of credit interest, net	-	-	-	191
Management fees	1,144	442	4,154	978
Acquisition and disposition costs	2,008	2,962	3,375	6,619
Corporate operating expenses	1,166	604	4,050	2,604
Preferred dividends	1,153	-	1,153	-
Add pro-rata share of:
Other income	1	10	93	112
Equity in operating earnings of unconsolidated joint ventures	2,276	440	6,605	904
Gain on sale of joint venture interest	-	6,113	5,320	6,560
Gain on sale of real estate assets	2,640	-	2,640	-
Net (loss) income attributable to common stockholders	(1,523)	2,558	635	(5,172)

(1) Same Store sales for the three months ended December 31, 2015 related to the following properties: Springhouse at Newport News, Enders Place at Baldwin Park, MDA Apartments, Village Green of Ann Arbor, and Lansbrook Village.

(2) Same Store sales for the year ended December 31, 2015 related to the following properties: Springhouse at Newport News, Enders Place at Baldwin Park and MDA Apartments.

Conference Call

All interested parties can listen to the live conference call webcast at 12:00 PM ET on Wednesday, February 24, 2016 by dialing +1 (877) 270-2148 within the U.S., or +1 (412) 902-6510, and requesting the "Bluerock Residential Conference." For those who are not available to listen to the live call, the webcast will be available for replay on the Company’s website two hours after the call concludes, and will remain available until May 24, 2016 at http://services.choruscall.com/links/blue160224, as well as by dialing +1 (877) 344-7529 in the U.S., or +1 (412) 317-0088 internationally, and requesting conference number 10080675.

About Bluerock Residential Growth REIT, Inc.

Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) is a real estate investment trust that focuses on acquiring a diversified portfolio of Class A institutional-quality apartment properties in demographically attractive growth markets to appeal to the renter by choice. The Company’s objective is to generate value through off-market/relationship-based transactions and, at the asset level, through improvements to operations and properties. BRG generally invests with strategic regional partners, including some of the best-regarded private owner-operators in the United States, making it possible to operate as a local sharpshooter in each of its markets while enhancing off-market sourcing capabilities. The Company is included in the Russell 2000 and Russell 3000 Indexes. BRG has elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

For more information, please visit the Company’s website at www.bluerockresidential.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on March 4, 2015, and subsequent filings by the Company with the SEC. We claim the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

Contact

(Media)

Josh Hoffman

(208) 475.2380

jhoffman@bluerockre.com